Filed Pursuant to Rule 433

Registration No. 333-272025

August 8, 2023

PRICING TERM SHEET

(to Preliminary Prospectus Supplement, dated August 8, 2023)

Issuer:	CenterPoint Energy, Inc. (the “Issuer”)

Legal Format:	SEC Registered

Anticipated Ratings*:	Baa2 (stable) / BBB (stable) / BBB (stable) (Moody’s / S&P / Fitch)

Security:	5.25% Senior Notes due 2026

Principal Amount:	$400,000,000

Maturity Date:	August 10, 2026

Interest Payment Dates:	February 10 and August 10 of each year, commencing February 10, 2024

Coupon:	5.25%

Benchmark Treasury:	4.500% due July 15, 2026

Benchmark Treasury Yield:	4.417%

Spread to Benchmark Treasury:	+90 basis points

Re-offer Yield:	5.317%

Price to Public:	99.816% of the principal amount

Optional Redemption:	Greater of: (1)(a) make-whole at treasury rate[1] plus 15 basis points, less (b) interest accrued to the date of redemption and (2) 100%, plus, in either case, accrued and unpaid interest.

CUSIP/ISIN:	15189T BF3 / US15189TBF30

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	August 8, 2023

Expected Settlement Date:	August 10, 2023 (T+2)

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Morgan Stanley & Co. LLC

Co-Manager:	C.L. King & Associates, Inc.

[1]	The term “treasury rate” shall have the meaning ascribed to it in the Issuer’s Preliminary Prospectus Supplement, dated August 8, 2023.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Capitalized terms used and not defined herein have the meanings assigned in the Issuer’s Preliminary Prospectus Supplement, dated August 8, 2023.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847, Citigroup Global Markets Inc. toll-free at (800) 831-9146 or Morgan Stanley & Co. LLC toll-free at (866) 718-1649.